Exhibit 99.1

Ur-Energy Provides 2016 Q1 Operational Results

Littleton, Colorado (PR Newswire – April 12, 2016) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for first quarter 2016.

Highlights

Lost Creek Operations
	Units	2016 Q1	2015 Q4

U3O8 Captured	(‘000 lbs)	159.3	211.7
U3O8 Dried & Drummed	(‘000 lbs)	173.8	189.5
U3O8 Sold	(‘000 lbs)	75.0	225.0

Average Flow Rate	(gpm)	1,853	2,385
U3O8 Head Grade	(mg/l)	82	85

Lost Creek Uranium Production and Sales

For the quarter, 159,330 pounds of U3O8 were captured within the Lost Creek plant. 173,844 pounds U3O8 were packaged in drums and 182,150 pounds U3O8 of drummed inventory were shipped out of the Lost Creek processing plant. At March 31, 2016, inventory at the conversion facility was approximately 173,178 pounds U3O8. During the quarter, sales totaled $2.7 million with one contract sale of 25,000 pounds at a price of $39.35 per pound, and one spot sale of 50,000 pounds at a price of $34.50 per pound.

Production rates at Lost Creek during the quarter were largely as projected. These rates were achieved despite winter weather conditions, which prevented routine operations for several days during the period. While production rates were intentionally slowed, construction for the Class V wells to enhance waste water capacities and routine plant and wellfield maintenance continued as scheduled. Construction of the thirteenth and final originally-planned header house in Lost Creek’s first mine unit is underway. It is anticipated that it will be brought online during Q2. Plant head grades from the first 12 header houses continue to be significantly higher than originally projected.

Lost Creek Preliminary Economic Assessment Extends Life of Mine

Also in the quarter, Ur-Energy issued its updated Preliminary Economic Assessment of the Lost Creek Property (“PEA”), as amended, to confirm the updated mineral resource estimate prompted by 2015 drilling within Lost Creek’s Mine Unit 2 and exploratory drilling at the Lost Creek and LC East Projects. Also included in this estimate is an increase to the overall property resource total through a re-estimation of all previously-identified resources at a revised 0.20 grade-thickness (GT) cut-off. The current mineral resource estimate for the Lost Creek Property, after subtracting 1.358 million pounds of uranium produced from Mine Unit 1 through September 30, 2015, is 13.251 million pounds in the Measured and Indicated categories, and 6.439 million pounds in the Inferred category.

The economic analyses were revised to evaluate the impact of additional identified resources with information and data acquired through two years of ISR operations at Lost Creek. These analyses continue to demonstrate the potential economic viability of the project. Most notably, the PEA forecasts a nine year extension of the anticipated Lost Creek life of mine: total future life of mine production is modeled to be 13.8 million pounds, with production operations ending in 2031. See also Ur-Energy News Releases dated January 19, 2016 and February 9, 2016.

Cautionary statement: The Amended Preliminary Economic Assessment is preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. There is increased risk and uncertainty to commencing and conducting production without established mineral reserves that may result in economic and technical failure which may adversely impact future profitability. The estimated mineral recovery used in the Amended Preliminary Economic Assessment is based on recovery data from wellfield operations to date, as well as Ur-Energy personnel and industry experience at similar facilities. There can be no assurance that recovery at this level will be achieved.

Financing Activities

Due to the timing of payment commitments and changes in timing of contracted deliveries in 2016, we completed two financial transactions in Q1 2016. In February, we completed a bought deal financing for aggregate gross proceeds to the Company in the amount of $6.46 million. See also Ur-Energy News Release dated February 17, 2016. Then, in March, we assigned certain late 2016 contractual deliveries of U3O8, similar to the transaction made in April 2013, for cash proceeds of $5.1 million.

Continuing Guidance for 2016

The Q2 2016 production target for Lost Creek is 160,000 – 190,000 pounds U3O8 dried and drummed. Our production rate may be adjusted based on continuing operational refinements, and indicators in the market, including uranium spot market pricing and other factors. The assignments made in March permit us greater flexibility to make such operational decisions and/or to continue to build inventory.

Mr. James Bonner, Vice President Geology with Ur-Energy, C.P.G., American Institute of Professional Geologists and a Qualified Person as defined by NI 43-101, has reviewed and approved the technical disclosure contained in this news release.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. We have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeffrey Klenda, Chair and Executive Director,
866-981-4588	866-981-4588
Rich.Boberg@ur-energy.com	Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; the technical and economic viability of the Lost Creek Property and other projections, as well as the mineral resource estimates contained in the PEA; the minability and scalability of the project on a continuing, sustained basis at current and anticipated costs; timing and ability to advance all regulatory authorizations for the Property; the ability to meet production targets for second quarter and whether adjustments of production rates will be necessary) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

Cautionary Note to U.S. Investors:  The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource,” and “inferred mineral resource” as used in this news release are Canadian mining terms that are defined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). These Canadian terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC by U.S. registered companies.  The SEC permits U.S. companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. Accordingly, note that information contained in this news release describing the Company’s “mineral resources” is not directly comparable to information made public by U.S. companies subject to reporting requirements under U.S. securities laws.  U.S. investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into Mineral Reserves.  U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or online at http://www.sec.gov/edgar.shtml.